Exhibit 99.1

IF YOU ARE CONSIDERING SELLING YOUR SHARES IN PRESIDIO TO SCM,

PLEASE READ THIS FIRST.

January 10, 2019

PRESIDIO RECOMMENDS REJECTION OF TENDER OFFER

Dear Stockholder:

On or about December 28, 2018, SCM Special Fund 3, L.P. and its affiliate, MacKenzie Capital Management, LP (collectively “SCM”) commenced a mini-tender offer to purchase up to 800,000 shares of Series A common stock of Presidio Property Trust, Inc. (“we” or the “Company”) at a cash price of $2.85 per share, reduced by the Company’s dividend of $0.06 per share payable on January 18, 2019, or effectively $2.79 per share.  You may already have received, or may soon receive, materials from SCM regarding its offer.

It is the Board of Directors’ recommendation that you reject this offer to tender your shares. TO REJECT SCM’S OFFER, SIMPLY DO NOT RESPOND TO MATERIALS YOU HAVE RECEIVED.

You should be aware that we are not affiliated with SCM. In addition, the Company’s Board of Directors (“Board”) does not believe that this offer is in the best interest of our stockholders. The Board’s recommendation is based on (i) its analysis and consideration of factors such as the Company’s historical financial performance and condition, business, portfolio of properties and future opportunities as well as the historical performance of the real estate market, and (ii) its consultation with the Company’s legal counsel.

The Company’s principal business objective remains providing attractive risk-adjusted returns to our stockholders through a combination of (i) sustainable and increasing rental income and cash flow that generates reliable, increasing dividends, and (ii) potential long-term appreciation in the value of our properties and common stock.  Among other matters, as stated in the Company’s Form 8-K filed on December 26, 2018, the Company’s Board declared a cash dividend for the fourth quarter of 2018 of $0.06 per share of Series A common stock, payable on January 18, 2019 to stockholders of record on December 28, 2018.  Pursuant to SCM’s offer of $2.85 per share, this $0.06 per share dividend would be assigned to SCM, and the net offer price would be $2.79 per share.

The Board believes that SCM’s offer represents an opportunistic attempt by SCM to make a profit by purchasing the shares at a very low price relative to their value, thereby depriving the stockholders who tender shares in SCM’s offer of the potential opportunity to realize the full long-term value of their investment in the Company. The Board’s belief in this regard is supported by SCM’s characterization of its offer. SCM is “…making this offer in view of making a profit, so the price offered is below the estimate of value as established by [SCM], but there can be no assurance as to the actual value of a Share until the Corporation liquidates.  Although there can be no certainty as the actual present value of the Shares, [SCM has] estimated that the REIT’s net asset value is $5.41 per Share.”  The Company has never estimated the net asset value of the REIT to be $5.41 and is unable to determine how SCM calculated the net asset value to be $5.41.

1282 Pacific Oaks Place, Escondido, CA 92029 ♦ Phone 866-781-7721 ♦ Fax 760-471-0399

The Board acknowledges that each stockholder must evaluate whether to sell its shares to SCM and that because there is no trading market for the shares, a stockholder may determine to sell based on, among other considerations, its individual liquidity needs.  In addition, the Board believes that in making a decision as to whether to sell its shares, each stockholder should keep in mind that the Board makes no assurances with respect to (i) future dividends, if any, (ii) the timing of or ability to provide liquidity to the stockholders or (iii) the future value of the shares.  Accordingly, please carefully review your individual financial position, cash liquidity needs, and risk assessments and consult with your financial or tax advisor when considering SCM’s offer.

We also urge you to exercise caution with respect to this and other mini-tender offers.  Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure and procedural safeguards adopted by the SEC for the protection of investors.  Third-party unsolicited offers of this type are often an attempt to profit at your expense.  The SEC has cautioned investors about offers of this nature, noting that some “bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard.”  Additional information about mini tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

Please be advised that, in order to avoid the costs of additional mailings, we may post our response to future mini-tender offers at www.presidiopt.com.  If you have any questions related to SCM’s offer, please contact your financial advisor or the Company at (760) 471-8536.

We thank you for your continued investment in Presidio Property Trust, Inc.

Sincerely,

Jack K. Heilbron

Chief Executive Officer and

Chairman of the Board

***

This letter contains “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, many of which are beyond the Company’s control.  The Company’s actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this letter.  Forward-looking statements are statements other than historical facts that relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, financial condition, liquidity, capital resources, cash flows, results of operations and other financial and operating information. When used in this letter, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties. Factors and risks that could cause actual results to differ materially from expectations are disclosed from time to time in greater detail in the Company’s filings with the SEC including, but not limited to, the Company’s Annual Report on Form 10-K filed with the SEC on March 20, 2018, its Quarterly Report on Form 10-Q filed with the SEC on November 14, 2018, and the Company’s future filings. The Company cautions that you should not place undue reliance on any of its forward-looking statements.  Any forward-looking statement made by the Company in this letter speaks only as of the date on which it is made.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.  We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

1282 Pacific Oaks Place, Escondido, CA 92029 ♦ Phone 866-781-7721 ♦ Fax 760-471-0399